                                                                 Exhibit (a)(2)

Name:

Employee Number:


                             Letter of Transmittal

   If you would like to accept the Offer to exchange options, please indicate in the table below the Eligible Options you wish to exchange for New Options and which Eligible Options you do not wish to exchange. Please note that by exchanging any of your Eligible Options, you will automatically be deemed to have submitted for exchange all of your Required Options. A Required Option is any option granted to you by Register.com on or after June 15, 2002, regardless of exercise price. If you choose not to participate in the Offer, you must still sign below indicating that you reject the Offer to exchange any options.

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                                         Options                                  Options          Exchange
 Grant Number        Grant Date          Granted           Grant Price          Outstanding        (Yes/No)
 ----------------------------------------------------------------------------------------------------------------

 ----------------------------------------------------------------------------------------------------------------

 ----------------------------------------------------------------------------------------------------------------

 ----------------------------------------------------------------------------------------------------------------

 ----------------------------------------------------------------------------------------------------------------

 ----------------------------------------------------------------------------------------------------------------

By choosing to accept the Offer to Exchange, you agree and understand that:

   o you have received the Offer to Exchange and understand the terms of the Offer;

   o the Offer expires on Wednesday, January 15, 2003, at 5:59 p.m., Eastern Time, unless it is extended by us;

   o in order to receive a New Option, you must remain an employee of Register.com or one of our subsidiaries through the date we grant the New Options. Otherwise, you will not receive any New Options or any other payment or consideration in exchange for the options you returned that were accepted for exchange and cancelled;

   o if your employment is terminated for any reason whatsoever before the date on which the New Options are granted, you will not receive your New Options or a return of the your old options;

   o neither the Offer nor your acceptance of the Offer with respect to any of your Eligible Options and Required Options changes the nature of your employment with us, and does not create any obligation on Register.com to continue your employment for any period. United States employees are generally considered to be "at-will" employees. If you are an "at-will" employee, either you or Register.com may terminate your employment at any time, for any reason, with or without cause;

   o the exercise price for the New Options will be equal to the last reported sale price of Register.com's common stock ("Common Stock") as reported on the Nasdaq National Market (or such other market on which our shares are principally traded or quoted) on the date we grant the New Options. New Options will not be granted until or promptly after the first trading day that is at least six months and one day after the date we accept and cancel the options that have been returned for exchange;

   o the New Options may have a higher price than some or all of the options you returned for exchange, and after the grant of the New Options our Common Stock may trade at a price below the exercise price per share of those options. Thus, depending on the exercise price of the options you returned for exchange and other factors, including the fact that fewer shares will be purchasable under the New Option than under those options returned for exchange, and because the vesting period of your New Options will be longer than the vesting period of your exchanged options, your New Options may be less valuable than the options that you are returning for exchange;

   o you will receive, in exchange for each Eligible Option and each Required Option that you return and we accept and cancel, a New Option for 80% of the number of unexercised shares purchasable under the options returned for exchange (rounded up to the nearest whole share). Thus, for every five (5) shares of Common Stock that are purchasable under an Eligible or Required Option returned for exchange, you will receive the right to purchase four (4) shares of Common Stock under the New Option;

   o all New Options will be granted under the 2000 Plan, and will be Incentive Stock Options for U.S. tax purposes (to the maximum extent permissible);

   o to the extent your Eligible Options and your Required Options were granted under our 2000 Plan, 1999 Plan or 1997 Plan, the New Options granted in exchange for those options will have substantially the same terms and conditions as those options, except for the reduced number of shares, new exercise price, a longer vesting schedule, and a new ten-year maximum term;

   o to the extent your Eligible Options and your Required Options were subject to any special acceleration provisions included in your old option agreement or in another agreement with Register.com, your New Options will be subject to the same provisions;

   o New Options granted to employees located outside the United States may be subject to certain restrictions and limitations which are described in the attached country-specific Addenda. In addition, the stock option agreement for each New Option granted to employees located outside the United States will contain the optionee's consent to the transfer of data related to his/her options and employment in connection with the administration of the 2000 Plan. As a result, an alternative form of stock option agreement will be required for New Options granted to employees located outside the United States.

   o if we merge with or are acquired by another company prior to the granting of the New Options, the acquiring corporation may not assume our obligations with respect to the Offer and thus you may not receive any New Options to purchase stock of the acquiring company;

   o if you exchange any options pursuant to the Offer, you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the return for exchange or upon our acceptance and cancellation of the options. In addition, the grant of the New Options is not a taxable event under current U.S. law, and you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of grant; and

   o all option holders, including those subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer. Tax consequences may vary depending on each individual participant's circumstances.

   Please sign and date where indicated, provide your home telephone number, and return this form by mail to Register.com, Inc., 575 Eighth Avenue, 8th Floor, New York, New York 10018, Attn.: VP, Human Resources or you may fax the Letter of Transmittal to (212) 798-9114. We must receive your Letter of Transmittal before the expiration of the Offer. Forms arriving after the expiration of the Offer will not be accepted. Also, please note that you do not need to include any option letters or other documents relating to the options that you are returning, if any. Register.com will exchange and cancel such options electronically and update your option records accordingly.


Signature of Owner:

| | I ACCEPT the Offer to exchange the options indicated above

| | I DO NOT accept the Offer to exchange any options

X                                                            Date:
 ---------------------------------------------                    --------------
 Signature of Optionee


X                                                            Date:
 ---------------------------------------------                    --------------
 Signature of Trustee or Custodian


Home Telephone Number of Optionee (with area code):
                                                   -----------------------------


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